Exhibit 10.2.5

RESOLUTIONS ADOPTED BY THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS OF UNION
CARBIDE CORPORATION ON JUNE 30, 1992, WITH RESPECT TO STOCK
OPTIONS GRANTED UNDER THE 1984 UNION CARBIDE STOCK OPTION
PLAN AND THE 1988 UNION CARBIDE LONG-TERM INCENTIVE PLAN


     RESOLVED, that the Committee authorizes that the exercise price for options to purchase stock in the Corporation be adjusted by multiplying each such exercise price by 0.406, which is a fraction the numerator of which is the closing price (regular way) of the Corporation's common stock on the New York Stock Exchange Composite Transactions ("NYSE") on the date of this meeting less the closing price (on a when-issued basis) of the common stock of Praxair, Inc. on the NYSE on the date of this meeting and the denominator of which is such closing price (regular way) of the Corporation's common stock; and be it further

     RESOLVED, that the unexercised stock options of employees of Praxair, Inc. shall not terminate upon the distribution by the Corporation of all of the outstanding common stock of Praxair, Inc., provided that such employees shall have the right to exercise such stock options only in accordance with the terms of such stock options, and the Committee hereby finds that such continuation of the stock options is in the best interests of the Corporation; and it is further

     RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized to execute or cause to be executed such documents and other writings, and to take or do or cause to be taken or done such other actions or things, as may be necessary or desirable to effectuate the purposes and intent of the foregoing resolutions.